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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

            Date of report (Date of earliest reported): May 28, 2003

                           Championlyte Holdings, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Florida
                 (State or Other Jurisdiction of Incorporation)

                              000-28223 65-0510294
           (Commission File Number) (IRS Employer Identification No.)

                        2999 NE 191st Street, Penthouse 2
                        North Miami Beach, Florida 33180
               (Address of Principal Executive Offices)(Zip Code)

                                  (561)394-8881
              (Registrant's Telephone Number, Including Area Code)



          (Former Name or Former Address, if Changed Since Last Report)




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INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On May 28, 2003, Championlyte Holdings, Inc. filed a complaint against InGlobalVest, Inc. Steve Sherb, Barry Patterson, Uche Osuji, John Doe #1, Alan Posner and Christopher A. Valleau alleging the fraudulent conveyance of the firm's Old Fashioned Syrup Company, Inc. subsidiary. The complaint was filed against the above named defendants in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida and was for monetary damages, injunctive declaratory and equitable relief. The lawsuit further claims that we have suffered irreparable damage and we are seeking to rescind the sale of the securities in the Syrup Company to InGlobalVest and restore ChampionLyte, the Syrup Company and InGlobalVest to their respective positions prior to the time the transaction was entered.

The lawsuit alleges the defendants engaged in a fraudulent scheme to deprive us of our principal asset and primary source of revenue for grossly inadequate consideration (only $15,000) without notice of approval of our Board of Directors, without notice and approval of U.S. Bancorp Investments, Inc. (the holder of our preferred stock), as required by the terms of certain agreements and our Amended Articles of Incorporation, without notice and approval by the shareholders at large as required by Florida statutes for sales of assets of a corporation other than in the regular course of business and in violation of the antifraud provisions of the Florida Securities Investor Protection Act.

The lawsuit further alleges that Posner, acting in concert with Valleau, by and through InGlobalVest and its representatives devised a fraudulent plan to improperly and unlawfully strip us of our ownership and control of our valuable, wholly-owned subsidiary, the Syrup Company, as well as other valuable property, equipment and assets that were owned by the Syrup Company including long-term licensing agreements, specifically Cumberland Farms for the rights to name Sweet'N Low(R) worth hundreds of thousands of dollars. Prior to the time it was taken from us, The Old Fashioned Syrup Company was generating nearly one million dollars in annual revenues, which was historically representing approximately 90 percent of our total sales.

According to the complaint, Posner and Valleau used the pretext of an imminent payment due to a licensee of the Syrup Company (Cumberland Farms) as a reason to obtain a short-term convertible loan ("Sham Loan")from InGlobalVest on or about November 27, 2002 for $15,000. The terms of the promissory note provided that in the event the loan was not repaid by the Syrup Company, on or before December 13, 2002, together with accrued interest, that InGlobalVest, which was formed only two weeks before could, at its option, convert the principal amount of the Sham Loan into the number of share equivalent to 66 2/3 percent of the issued and outstanding common stock in the Syrup Company. The lawsuit alleges that in reality, the Sham Loan was nothing more than a ruse to disguise the sale of a majority interest in the Syrup Company for a mere $15,000.

As the maturity date approached, then Company Vice President, Mark Streisfeld, advised Posner and Valleau that members of his family, who had already loaned ChampionLyte $140,000, would pay off the Sham Loan. Streisfeld also informed these two individuals that another large shareholder of ChampionLyte, as well as Mark Streisfeld himself, would make the same offer. The lawsuit alleges that

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Posner falsely advised  Streisfeld that he (Posner) would not accept such offers because he would obtain the necessary extensions on the maturity date of the Sham Loan in order to avoid default. However, the loan defaulted without the knowledge of Streisfeld or the investing public at large.

On or about January 14, 2003, Posner resigned from his positions as secretary and treasurer of the Syrup Company. He now serves as a director of the Syrup Company under the control of InGlobalVest.


ITEM 7.  EXHIBITS.

Number   Exhibit
------   -------

99       Press Release dated June 3, 2003.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CHAMPIONLYTE HOLDINGS, INC.

                                   By:/s/ David Goldberg
                                      ---------------------------------------
                                            David Goldberg
                                            President

June 5, 2003

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